Exhibit 10.62

MEMORANDUM OF UNDERSTANDING REGARDING JOINT
DEVELOPMENT OF SOUTH ANCHORAGE POWER PROJECT

This memorandum of understanding (“MOU”) is entered into as of the 28th day of February, 2008, between Anchorage Municipal Light & Power (“ML&P”), 1200 E. First Avenue, Anchorage, Alaska and, Chugach Electric Association, Inc. (“Chugach”) an Alaska Electric Cooperative, whose address is P.O. Box 196300, Anchorage, Alaska, 99519-6300.

Recitals

ML&P is a municipally-owned utility engaged in the business of providing electric power and energy to ratepayers in the Municipality of Anchorage.

Chugach is a not-for-profit cooperative engaged in the business of providing electric power and energy at wholesale and retail to its member-owners in the Anchorage, Matanuska Valley and on the Kenai Peninsula areas. Chugach and ML&P have discussed a plan involving the construction of a generation plant and associated transmission facilities in the south Anchorage area.

ML&P intends to acquire significant additional power supply resources to meet its power requirements.

Chugach is in the process of developing a gas-fired generation plant in the south Anchorage area and has offered ML&P the opportunity to participate in the project in order to partially satisfy its power requirements.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the parties agree as follows:

1.	Project Agreement. ML&P and Chugach will negotiate in good faith in an effort to develop and execute an agreement providing for the joint development of the south Anchorage generation project.

2.

Non-exclusivity. Neither party is precluded from proceeding to develop other power supply alternatives. Until a project agreement is executed, Chugach will have no obligation to plan for a project that would include ML&P.

Memorandum of Understanding	Page 1 of 3

3.	Governance. The project agreement will address governance issues. Each party, as an equity owner in the project, will have meaningful governance rights and duties.

4.

Timing. Time is of the essence. The parties pledge to work toward a completed project agreement, ready for presentation to their respective boards on or before the regularly scheduled April board meetings.

5.

Confidentiality. The parties will enter into a confidentiality agreement in order to encourage the free and open exchange of information necessary to allow each party to make the necessary business judgments required to evaluate the project.

6.

Title to Studies. If a party actively participates in the preparation of a study performed hereunder, the party shall have title as co-owner to the study and all information developed in accordance therewith, and shall have the right to make whatever use of the study or information the party determines in its own discretion.

7.

Notice. Any notice or demand, including invoices, which, under the terms of this MOU, may or must be given or made by a party hereto must be in writing and may be given or made by mailing the same by regular mail, addressed to the other party at the address hereinabove mentioned; or subject to written agreement of the parties sent by facsimile transmission to the telephone number provided by the party or by any other electronic method. Either party may, however, designate, in writing, such other address to which such notice or demand shall thereafter be so given, made, mailed or sent. Any notice or demand given hereunder by mail shall be deemed delivered when deposited in the United States general or branch post office, enclosed in prepaid wrapper addressed as hereinbefore provided.

8.

Integration. This MOU sets out the entire agreement between the parties, and all representations made by or on behalf of either party are void unless contained in this MOU. The provisions of this MOU shall inure to the benefit of and be binding upon the parties to this MOU and their respective successors and assigns. Although the parties intend to pursue the courses of action as set forth in the

Memorandum of Understanding	Page 2 of 3

recital to this MOU, neither party shall be contractually obligated to the other, except as and to the extent the obligation is evidenced by a written agreement.

9.	Assignment. Neither party shall assign this MOU without the written agreement of the other. Any assignment in violation of this provision shall be void.

10.	Applicable Law. This MOU shall be governed by and construed in accordance with the laws of the State of Alaska.

IN WITNESS WHEREOF, the parties hereto have caused this MOU to be duly executed as of the date first set forth above.

ANCHORAGE MUNICIPAL LIGHT AND POWER

By:

James Posey
As its General Manager

CHUGACH ELECTRIC ASSOCIATION, INC.

By:

Bradley Evans
As its Acting Chief Executive Officer

Memorandum of Understanding	Page 3 of 3